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Exhibit 99(a)(1)(A)

MOTOROLA, INC.
COMPANY NOTICE

        To Holders of Motorola, Inc. Liquid Yield Option™ Notes Due 2013 (Zero Coupon-Subordinated) (CUSIP No. 620076 AJ8) (the "Securities") under that Indenture dated as of September 1, 1993 (the "Indenture"), by and between Motorola, Inc. (the "Company"), and Bank One Trust Company, N.A., (as successor in interest to The First National Bank of Chicago), a national banking association organized and existing under the laws of the United States of America (the "Paying Agent").

        This notice is being sent to you pursuant to Section 3.08(e) of the Indenture. Capitalized terms used in this Notice, unless otherwise defined herein, shall have the meanings given such terms in the Indenture.

        At your option (the "Put Option"), you may require the Company to purchase your Securities, subject to the terms and conditions of the Indenture, on the first Business Day on or after September 27, 2003 (such "Purchase Date" is September 29, 2003). The purchase price payable in respect of a Security is $799.52 per $1,000 Principal Amount at maturity of the Securities (the "Purchase Price"), subject to the terms and conditions of the Indenture, the Securities and the Company Notice and related offer materials, as amended and supplemented from time to time (the "Option Materials").

        The Company has elected to pay the Purchase Price in cash.

        If you elect to require the Company to repurchase your Securities at the Purchase Price, you must do so by tendering a Purchase Notice and your Securities to the Paying Agent (and not withdrawing such surrendered Securities and Purchase Notices as provided below), according to the terms of the Indenture, prior to 5:00 p.m., New York City time, on the Purchase Date. The right of Holders to surrender Securities for purchase in the Put Option expires at 5:00 p.m., New York City time on the Purchase Date.

        Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date by means of a written notice of withdrawal delivered to the office of the Paying Agent, specifying: (i) the certificate number of the Securities with respect to which such notice of withdrawal is being submitted; (ii) the Principal Amount of the Securities with respect to which such notice of withdrawal is being submitted; and (iii) the Principal Amount, if any, of such Securities which remain subject to the original Purchase Notice, and which have been or will be delivered for purchase by the Company.

        The Purchase Price for any Security as to which a Purchase Notice has been given and not withdrawn will be paid promptly following the Purchase Date.

        The address for the Paying Agent is as follows (for hand delivery, registered or certified mail or overnight courier):

        Bank One Trust Company, N.A.
        Registered Bond Processing Unit
        One Bank One Plaza, Suite 0124
        Chicago, Illinois 60670-0124
        Attention: Janice Ott Rotunno

        HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

        If you do not elect to require the Company to purchase your Securities, you will maintain the right to convert your Securities into Shares in accordance with and subject to the terms of the Indenture and the Securities. The Securities are currently convertible at the option of the Holder into Shares at the rate of 33.534 Shares per $1,000 Principal Amount. Securities as to which a Purchase Notice has been given may be converted only if the applicable Purchase Notice has been withdrawn in accordance with the terms of the Indenture and as provided above. If you desire to convert your Securities, you may do so by tendering your Securities to the Conversion Agent Securities, according to the terms of the Indenture, at the address of the Conversion Agent, which address is the same as the address for the Paying Agent provided above.

        Please direct any questions to:

    Bank One Trust Company, N.A., Investor Relations: (312) 407-1682

        Copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.

The date of this Notice is August 29, 2003.

        No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and accompanying Purchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice and accompanying Purchase Notice do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder's Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice and the accompanying Purchase Notice because the information in this summary is not complete and those documents contain additional important information. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Securities?

        Motorola, Inc., a Delaware corporation (the "Company"), is offering to purchase your validly surrendered Liquid Yield Option™ Notes due September 27, 2013 (Zero Coupon-Subordinated) (the "Securities"). (Page 4)

What securities are you seeking to purchase?

        We are offering to purchase all of the Securities surrendered, at the option of the holder thereof (the "Holder"). As of August 29, 2003, there were approximately $102.5 million aggregate principal amount at maturity of Securities outstanding. The Securities were issued under an Indenture, dated as of September 1, 1993 (the "Indenture"), between the Company and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), a national banking association organized and existing under the laws of the United States of America (the "Paying Agent"). (Page 4)

How much are you offering to pay and what is the form of payment?

        Pursuant to the terms of paragraph 6 of the Securities, we will pay, in cash, a purchase price of $799.52 per $1,000 principal amount at maturity of the Securities (the "Purchase Price") with respect to any and all Securities validly surrendered for purchase and not withdrawn. (Page 4)

How can I determine the market value of the Securities?

        There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's operating results and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The Common Stock of Motorola into which the Securities are convertible is primarily listed on the New York Stock Exchange ("NYSE") under the symbol "MOT" and on the Chicago and Tokyo stock exchanges. On August 27, 2003, the last reported sales price of the Common Stock on the NYSE was $10.73 per share. (Page 5)

Why are you making the offer?

        The Company is required to make the offer pursuant to the terms of the Securities and the Indenture. (Page 4)

What does the board of directors for the Company think of the Put Option?

        Although the board of directors for the Company approved the terms of the Put Option included in the Indenture and the Securities, the board of directors for the Company has not made any recommendation as to whether you should surrender your Securities for purchase in the offer. You must make your own decision whether to surrender your Securities for purchase in the offer and, if so, the amount of Securities to surrender. (Page 4)

When does the Put Option expire?

        The Put Option expires at 5:00 p.m., New York City time, on the first business day on or after September 27, 2003, which is Monday, September 29, 2003 (the "Purchase Date"). The Company will not extend the period Holders have to exercise the Put Option. (Page 4).

What are the conditions to the purchase by the Company of the Securities?

        The purchase by the Company of validly surrendered Securities is not subject to any conditions other than such purchase being lawful. (Page 4)

How do I surrender my Securities?

        To surrender your Securities for purchase pursuant to the Put Option, you must deliver the required documents to the Paying Agent no later than 5:00 p.m., New York City time, on the Purchase Date.

        HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

  •
  A Holder whose Securities are held in certificated form must properly complete and execute the Purchase Notice, and deliver such notice to the Paying Agent, with any other required documents and the certificates representing the Securities to be surrendered for purchase, on or before 5:00 p.m., New York City time, on the Purchase Date.

  •
  A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities on the Holder's behalf.

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  A Holder who is a DTC participant may elect to surrender their Securities by delivering to the Paying Agent's account at DTC through DTC's book-entry system his or her beneficial interest in the Securities on or before 5:00 p.m., New York City time, on the Purchase Date.

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  Holders who are DTC participants should surrender their Securities electronically through DTC's Automated Tenders over the Participant Terminal System ("PTS"), subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Purchase Date. (Pages 6-7)

If I surrender, when will I receive payment for my Securities?

        We will accept for payment all validly surrendered Securities promptly upon expiration of the Put Option. We will promptly forward to the Paying Agent, prior to 11:00 a.m., New York City time, September 30, 2003, the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to the Holders. (Page 8)

Until what time can I withdraw previously surrendered Securities?

        You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on the Purchase Date. (Page 7)

How do I withdraw previously surrendered Securities?

        To withdraw previously surrendered Securities, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Paying Agent prior to 5:00 p.m., New York City time, on the Purchase Date.

        HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC. (Pages 7-8)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

        No. If you do not deliver a properly completed and duly executed Purchase Notice before the expiration of the Put Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Page 5)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

        No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount at maturity of $1,000 (the "$1,000 principal amount") or an integral multiple thereof. (Page 5)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

        Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount at maturity of a Security into 33.534 shares of Common Stock, $3 par value per share, of Motorola, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. (Page 5)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Put Option?

        The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your own tax advisor regarding the actual tax consequences to you. (Pages 9-11)

Who is the Paying Agent?

        Bank One Trust Company, N.A., the trustee for the Securities, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Company Notice. (Page 4)

Who can I talk to if I have questions about the Put Option?

        Questions and requests for assistance in connection with the surrender of Securities for purchase in this Put Option may be directed to Janice Ott Rotunno at Bank One Trust Company, N.A. at (312) 407-1682.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

        1.     Information Concerning the Company. Motorola, Inc., a Delaware corporation (the "Company" or "Motorola"), is offering to purchase its Liquid Yield Option™ Notes due September 27, 2013 (Zero Coupon-Subordinated) (the "Securities"). The Company is the subject company of the Put Option with respect to the Securities.

        Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

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  Software-enhanced wireless telephone, two-way radio and messaging products and systems, as well as networking and Internet-access products, for consumers, network operators and commercial, government and industrial customers.

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  End-to-end systems for the delivery of interactive digital video, voice and high-speed data solutions for broadband operators.

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  Embedded semiconductor solutions for customers in wireless communications, networking and transportation markets.

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  Integrated electronic systems for automotive, Telematics, industrial, telecommunications, computing and portable energy systems markets.

        Motorola is a corporation organized under the laws of the State of Delaware. Motorola's sales in 2002 were $27.3 billion. Shares of Motorola Common Stock primarily trade on the New York Stock Exchange under the symbol "MOT".

        The Company maintains its registered and principal executive offices at 1303 E. Algonquin Road, Schaumburg, Illinois 60196. The telephone number there is (847) 576-5000.

        2.     Information Concerning the Securities. The Securities were issued under an Indenture, dated as of September 1, 1993 (the "Indenture"), between the Company and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), a national banking association organized and existing under the laws of the United States of America (the "Paying Agent"). The Securities mature on September 27, 2013.

        2.1.  The Company's Obligation to Purchase the Securities; Purpose of the Transaction. Pursuant to the terms of the Securities and the Indenture, unless earlier redeemed, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder's option on the first business day on or after September 27, 2003, which is September 29, 2003, and on the first business day on or after September 27, 2008, which is September 29, 2008. The purchase price will be $799.52 per LYON on September 29, 2003; and $894.16 per LYON on September 29, 2008.

        This Put Option will expire at 5:00 p.m., New York City time, on the first business day on or after September 27, 2003, which is Monday, September 29, 2003 (the "Purchase Date"). The purchase by the Company of validly surrendered Securities is not subject to any conditions other than such purchase being lawful.

        2.2.  Purchase Price. Pursuant to the Securities, the purchase price to be paid by the Company for the Securities on the Purchase Date is $799.52 per $1,000 principal amount at maturity of the Securities (the "Purchase Price"). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to the Purchase Date. Securities surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 (the "$1,000 principal amount") or integral multiples thereof. The Original Issue Discount (as defined in the Indenture) will cease to accrue on the Purchase Date unless the Company defaults in making payment on Securities validly surrendered for purchase and not withdrawn.

        The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock (as defined below). Thus, the Purchase Price may be significantly higher or lower than the current market price of the Securities. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

        None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder's assessment of current market value of the Securities and the Common Stock and other relevant factors.

        2.3.  Conversion Rights of the Securities. The Securities are convertible into Motorola common stock, $3 par value per share (the "Common Stock"), in accordance with and subject to the terms of the Indenture and paragraphs 9 and 10 of the Securities. The conversion rate of the Securities as of August 29, 2003 is 33.534 shares of Common Stock per $1,000 principal amount of the Securities. The Paying Agent is currently acting as Conversion Agent for the Securities.

        Holders that do not surrender their Securities for purchase pursuant to the Option Materials will maintain the right to convert their Securities into Common Stock. Any Securities as to which a Purchase Notice has been given may be converted in accordance with the terms of the Indenture only if the applicable Purchase Notice has been validly withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date, as described in Section 4 hereto.

        2.4.  Market for the Securities and Motorola Common Stock. There is no established reporting system or trading market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's operating results and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The Securities are held through the Depository Trust Company ("DTC"). As of August 29, 2003, there was approximately $102.5 million aggregate principal amount at maturity of Securities outstanding and DTC was and is the sole record holder of the Securities.

        The Common Stock of Motorola into which the Securities are convertible is primarily listed on the NYSE under the symbol "MOT" and also trades on the Chicago and Tokyo stock exchanges. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE.

	High	Low	Dividends on Common Stock (per share)
2003
3rd Quarter (through August 27, 2003)	$10.73	$8.72	$—
2nd Quarter	9.72	7.83	0.04
1st Quarter	9.93	7.71	0.04
2002
4th Quarter	$12.25	$7.30	$0.04
3rd Quarter	16.05	9.92	0.04
2nd Quarter	17.12	13.15	0.04
1st Quarter	16.24	10.50	0.04
2001
4th Quarter	$18.79	$$14.22	$0.04
3rd Quarter	19.44	13.45	0.04
2nd Quarter	16.91	10.45	0.04
1st Quarter	24.93	13.86	0.04

        On August 27, 2003, the last reported sales price of Motorola's Common Stock on the NYSE was $10.73 per share. As of such date, there were 2,327,756,791 shares of Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to surrender your Securities pursuant to the Option Materials.

        2.5.  Redemption. The Securities are redeemable by the Company for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to the Issue Price (as defined in the Indenture) plus accrued Original Issue Discount (as defined in the Indenture and as provided for in the Securities) to the date of redemption.

        2.6.  Change in Control. The Holder may require the Company to redeem his or her securities if there is a Change in Control (as defined in the Indenture) at a redemption price equal to the Issue Price (as defined in the Securities) plus accrued Original Issue Discount (as defined in the Indenture) to the date of redemption.

        2.7.  Ranking. The Securities are subordinated to all existing and future Senior Indebtedness (as defined in the Indenture) and rank equal in right of payment with the Company's existing Liquid Yield Option™ Notes due 2009. The Securities are effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries and to the Company's obligations that are secured to the extent of the security.

        3.     Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender and do not withdraw the Securities on or before 5:00 p.m., New York City time, on the Purchase Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount or an integral multiple thereof.

        If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on the Purchase Date, their Securities will remain outstanding subject to the existing terms of the Securities.

        3.1.  Method of Delivery. The method of delivery of Securities, the related Purchase Notice and all other required documents, including delivery through DTC and acceptance through DTC's Automatic Tenders over the Participant Terminal System ("PTS"), is at the election and risk of the person surrendering such Securities and delivering such Purchase Notice and, except as expressly otherwise provided in the Purchase Notice, delivery will be deemed made only when actually received by the Paying Agent. The date of any postmark or other indication of when a Security or the Purchase Notice was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of the Purchase Date to permit delivery to the Paying Agent prior to 5:00 p.m., New York City time, on the Purchase Date.

        3.2.  Purchase Notice. Pursuant to the Indenture, the Purchase Notice must contain:

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  the certificate number(s) of the Securities being delivered for purchase;

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  the portion of the principal amount of the Securities which will be delivered to be purchased, which portion must be in principal amounts of $1,000 at maturity or an integral multiple thereof; and

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  a statement that such Securities shall be purchased as of the Purchase Date pursuant to the terms and conditions specified in the Indenture and paragraph 6 of the Securities.

        3.3.  Delivery of Securities.

        Securities in Certificated Form. To receive the Purchase Price, Holders of Securities in certificated form must deliver to the Paying Agent the Securities to be surrendered for purchase and the accompanying Purchase Notice, or a copy thereof, on or before 5:00 p.m., New York City time, on the Purchase Date.

        Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities for purchase on the Holder's behalf.

        Securities in Global Form. A Holder who is a DTC participant, may elect to surrender to the Company his or her beneficial interest in the Securities by:

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  delivering to the Paying Agent's account at DTC through DTC's book-entry system his or her beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Purchase Date; and

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  electronically transmitting his or her acceptance through DTC's PTS, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Purchase Date. In surrendering through PTS, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Paying Agent will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the Purchase Notice.

        Securities and the Purchase Notice must be delivered to the Paying Agent to collect payment. Delivery of documents to DTC or the Company does not constitute delivery to the Paying Agent.

        HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

        4.     Right of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date. In order to withdraw Securities, Holders must deliver to the Paying Agent written notice, substantially in the form enclosed herewith, containing:

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  the certificate number(s) and principal amount at maturity of the Securities with respect to which such notice of withdrawal is being submitted;

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  the principal amount at maturity, if any, of such Securities which remain subject to the original Purchase Notice and which have been or will be delivered for purchase by the Company; and

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  the Holder's signature, in the same manner as the original signature on the Purchase Notice by which such Securities were surrendered for purchase.

        The signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) unless such Securities have been surrendered for purchase for the account of an Eligible Institution. Any properly withdrawn Securities will be deemed not validly surrendered for purposes of the Put Option. Securities withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

        HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

        5.     Payment for Surrendered Securities. We will promptly forward to the Paying Agent, prior to 11:00 a.m., New York City time, on September 30, 2003, the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to each Holder that has validly delivered its Securities and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Purchase Date.

        The total amount of funds required by the Company to purchase all of the Securities is approximately $82 million (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, the Company intends to use cash to purchase the Securities. The Company intends to purchase the Securities with available cash.

        6.     Securities Acquired. Any Securities purchased by the Company pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

        7.     Plans or Proposals of the Company. The Company currently has no plans which would be material to a Holder's decision to surrender Securities for purchase in the Put Option, which relate to or which would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

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  any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

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  any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

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  any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

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  any other material change in the corporate structure or business of the Company;

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  any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

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  any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

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  the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

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  the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

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  any changes in the charter, bylaws or other governing instruments of the Company, or other actions that could impede the acquisition of control of the Company.

        8.     Interests of Directors, Executive Officers and Affiliates of the Company in the Securities. Except as otherwise disclosed below, to the knowledge of the Company:

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  none of the Company, or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

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  none of the officers or directors of the subsidiaries of the Company has any beneficial interest in the Securities;

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  the Company will not purchase any Securities from such persons; and

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  during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

        A list of the directors and executive officers of Motorola is attached to this Company Notice as Annex A.

        Except as described above, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of its securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        9.     Purchases of Securities by the Company and Its Affiliates. Each of the Company and its affiliates, including their executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Put Option until the expiration of at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Company and its respective affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company, and general economic and market conditions.

        10.   Material United States Tax Considerations. The following discussion summarizes certain United States federal income tax consequences resulting from the surrender of the Securities for purchase pursuant to the Put Option. It is provided for general informational purposes only and is not tax advice. It is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, Internal Revenue Service ("IRS") rulings, and judicial decisions, all as currently in effect, and all of which are subject to change, possibly with retroactive effect. The discussion assumes that the Securities are held as "capital assets" within the meaning of section 1221 of the Code. The discussion does not address all of the federal income tax consequences that may be relevant to you in light of your particular tax situation or to certain classes of holders subject to special treatment under the federal income tax laws, (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S"

corporations, expatriates, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold Securities as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or persons that have a functional currency other than the United States dollar).

        THIS SUMMARY OF UNITED STATES FEDERAL TAX CONSEQUENCES IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE PUT OPTION, INCLUDING THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES AND POTENTIAL CHANGES IN THE TAX LAWS.

        As used herein, a U.S. Holder means a beneficial owner of Securities that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. As used herein, the term "Non-U.S. Holder" means a beneficial owner of Securities, other than a partnership, that is not a U.S. Holder as defined above.

        The tax treatment of a partnership that holds Securities will generally depend on the status of the partners and the activities of the partnership. Holders that are partnerships should consult their own tax advisors about the U.S. federal income tax consequences of surrendering Securities pursuant to the Put Option.

        Sale of Securities Pursuant to the Put Option by U.S. Holders. A U.S. Holder's receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules described below, a U.S. Holder will generally recognize capital gain or loss on the sale of a Security in an amount equal to the difference between the amount of cash received for the Security (except for any amount attributable to interest, including OID (defined below), that such Holder has not already taken into income, which amount will continue to be taxable to as interest otherwise would be) and their "adjusted tax basis" in the Security at the time of the sale. The capital gain or loss will be long-term if a surrendering U.S. Holder held the Security for more than one year at the time of the sale. Long-tern capital gains of non-corporate U.S. Holders are generally taxable at lower rates than those applicable to ordinary income or short-term capital gains. Capital gains of corporate U.S. Holders are generally taxable at the regular tax rates applicable to corporations. A Holders ability to deduct capital losses may be limited.

        Generally, a U.S. Holder will have an adjusted tax basis in the Securities equal to the amount paid for the Security, increased by the amount of Original Issue Discount ("OID") previously accrued by the U.S. Holder and, if the election described below has been made, market discount previously included in the U.S. Holder's income and decreased by any acquisition premium in respect of the Securities that has been previously taken into account as an offset to OID income. OID generally is the excess of the stated redemption price at maturity of a Security over its issue price and a ratable daily portion of the amount allocable to each accrual period (each of which must be no longer than one year) must be included in income by a Holder, where the amount allocable to each accrual period is determined on a constant yield basis.

        An exception to the capital gain treatment described above may apply if you purchased a Security at a "market discount." If you acquired a Security at a cost that is less than its adjusted issue price, the amount of such difference is treated as market discount for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the adjusted issue price multiplied by the number of complete years to maturity from the date of acquisition. In general, any gain realized by a U.S. Holder on the sale of a Security having market discount will be treated as ordinary income to the extent of the market discount that you have accrued (on a straight line basis or, at your election, on a constant yield basis), unless such Holder has elected to include market discount in income currently as it accrues.

        Sale of Securities Pursuant to the Put Option by Non-U.S. Holders. A Non-U.S. Holder who receives cash in exchange for Securities pursuant to the Put Option generally will not be subject to U.S. federal income tax on any gain recognized, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of the Company's stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code; (ii) the Non-U.S. Holder certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address; (iii) such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; and (iv) such gain is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

        If a Non-U.S. Holder is engaged in a trade or business in the United States, and if the gain on the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be subject to regular U.S. federal income tax on any gain realized on the sale or exchange of the Securities in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        Information Reporting and Backup Withholding. The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. Payments made to U.S. Holders will generally be subject to such "information reporting," unless the U.S. Holder is an exempt recipient, such as a corporation and certain tax-exempt organizations.

        The "backup withholding" rules generally require payors to withhold tax at a rate of 28% from payments subject to information reporting if the recipient fails to furnish its taxpayer identification number to the payor or fails to certify that payments received by such Holder are not subject to backup withholding. In order to satisfy these requirements, U.S. Holders electing to surrender Securities should complete the Form W-9 which is part of the Purchase Notice and provide it with the Securities being surrendered. A U.S. Holder exempt from backup withholding and information reporting should so indicate in Part 2 of the Form W-9.

        If a Non-U.S. Holder holds Securities through the non-U.S. office of a non-U.S. related broker or financial institution, backup withholding and information reporting generally will not apply. Information reporting, and possibly backup withholding, may apply if the Securities are held by a Non-U.S. Holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the Non-U.S. Holder fails to provide appropriate information (on Form W-8BEN or other applicable form) to the payor. Non-U.S. Holders should consult their tax advisors with respect to the application of U.S. information reporting and backup withholding rules to the disposition of Securities pursuant to the Put Option.

        11.   Additional Information. Motorola is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. Such reports and other information concerning Motorola may also be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

        The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e)(4) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        The documents listed below contain important information about the Company and its financial condition.

  •
  Motorola's Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 27, 2003, and amended on April 18, 2003;

  •
  All other reports filed pursuant to Section 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

  •
  All documents filed with the SEC by Motorola pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., New York City time, on the Purchase Date;

  •
  The description of Motorola's Common Stock set forth in Motorola's Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed with the SEC for the purpose of updating such description; and

  •
  The description of Motorola's preferred stock purchase rights set forth in Motorola's Registration Statement on Form 8-A dated November 5, 1998, as amended.

        In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

        12.   No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

        13.   Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

        14.   Conflicts. In the event of any conflict between this Company Notice and the accompanying Purchase Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

        None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

MOTOROLA, INC.

August 29, 2003

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names of each of the members of Motorola's board of directors and each of Motorola's executive officers.

Name	Position(s) Held
Christopher B. Galvin	Chairman of the Board and Chief Executive Officer
Mike S. Zafirovski	President, Chief Operating Officer and Director
Scott A. Anderson	Executive Vice President and President and Chief Executive Officer of Semiconductor Products Sector
Robert L. Barnett	Executive Vice President
Gregory Q. Brown	Executive Vice President and President and Chief Executive Officer of Commercial, Government and Industrial Solutions Sector
Dennis J. Carey	Executive Vice President and President and Chief Executive Officer of Integrated Electronic Systems Sector
Eugene A. Delaney	Executive Vice President and President of Global Relations and Resources Organization
David W. Devonshire	Executive Vice President and Chief Financial Officer
Glenn A. Gienko	Executive Vice President and Director of Human Resources
A. Peter Lawson	Executive Vice President, General Counsel and Secretary
Thomas J. Lynch	Executive Vice President and President and Chief Executive Officer of Personal Communications Sector
Daniel M. Moloney	Executive Vice President and President and Chief Executive Officer of Broadband Communications Sector
Adrian R. Nemcek	Executive Vice President and President and Chief Executive Officer of Global Telecom Solutions Sector
Leif G. Soderberg	Senior Vice President and Director, Global Strategy and Corporate Development
Padmasree Warrior	Senior Vice President and Chief Technology Officer
H. Laurance Fuller	Director
Judy C. Lewent	Director
Dr. Walter E. Massey	Director
Nicholas Negroponte	Director
Indra K. Nooyi	Director
John E. Pepper, Jr.	Director
Samuel C. Scott III	Director
Douglas A. Warner III	Director
B. Kenneth West	Director
Dr. John A. White	Director

        The business address of each person set forth above is c/o Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196. The telephone number there is (847) 576-5000.

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MOTOROLA, INC. COMPANY NOTICE
TABLE OF CONTENTS
SUMMARY TERM SHEET
IMPORTANT INFORMATION CONCERNING THE PUT OPTION
ANNEX A BOARD OF DIRECTORS AND EXECUTIVE OFFICERS